EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements:

1)	Forms S-3 (Nos. 333-215147 and 333-221350), and
2)

Forms S-8 (Nos. 333-115146, 333-125973, 333-133323, 333-136524, 333-140963, 333-149713, 333-152850, 333-161116, 333-168520, 333-176089, 333-183091, 333-190458, 333-206101, and 333-221348) pertaining to the 2004 Equity Incentive Plan, as Amended, of Cytokinetics, Incorporated;

of our reports dated March 6, 2019, with respect to the consolidated financial statements of Cytokinetics, Incorporated and the effectiveness of internal control over financial reporting of Cytokinetics, Incorporated included in this Annual Report (Form 10-K) of Cytokinetics, Incorporated for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California

March 6, 2019